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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
  Fields         Alan           M.            Statement                     Trading Symbol                      of Original
------------------------------------------      (Month/Day/Year)         Fields Aircraft Spares, Inc. (FASI)   (Month/Day/Year)
     (Last)     (First)     (Middle)             12/29/95                ----------------------------------        1/04/96
   341 "A" Street                          ----------------------------  5. Relationship of Reporting        -----------------------
------------------------------------------   3. IRS Identification            Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
  Fillmore           CA         93015-1931    Person, if an Entity         X   Director        10% Owner         applicable line)
------------------------------------------      (Voluntary)               ----            ----               X  Form filed by
      (City)      (State)      (Zip)       ----------------------------    X  Officer         Other         --- One Reporting
                                                                          ----(give title ----(specify          Person
                                                                               below)          below)           Form filed by
                                                                                President                   --- More than One
                                                                                                                Reporting Person

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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Shares                                  53,853                            D
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    Common Shares                                  12,000(1)                         I              By Spouse
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    Common Shares                                  13,488(1)                         I              Owned by children through trusts
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).

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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Call Option (right to buy)                12/31/95         Common Shares   6,667        $5.00          D
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Options to Acquire Common Shares   *      11/01/*          Common Shares  19,800        $3.00          D
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Explanation of Responses:
(1) The reporting person disclaims beneficial ownership of these  securities, and this report shall not be deemed  an admission that the reporting person is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

*   Subject to vesting requirement based on Company's performance.


                                                                                      /s/ Alan M. Fields                  02/11/99
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
